Exhibit 19

XILIO THERAPEUTICS, INC.

Insider Trading Policy

Amended and Restated Effective:August 3, 2023

1.	Background and purpose
1.1Why Have We Adopted This Policy?

The federal securities laws prohibit any member of the Board of Directors (each, a “director”), officer (as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), an “executive officer”) or employee of Xilio Therapeutics, Inc. (together with its subsidiaries, the “Company”) from purchasing or selling Company securities on the basis of material nonpublic information concerning the Company, or from tipping material nonpublic information to others. These laws impose severe sanctions on individuals who violate them. In addition, the U.S. Securities and Exchange Commission (the “SEC”) has the authority to impose large fines on the Company and on the Company’s directors, executive officers and controlling stockholders if the Company’s employees engage in insider trading and the Company has failed to take appropriate steps to prevent it (referred to as “controlling person” liability).

This insider trading policy is being adopted in light of these legal requirements, and with the goal of helping:

◾	prevent inadvertent violations of the insider trading laws;
◾	promote compliance with the Company’s obligation to publicly disclose information related to its insider trading policies and practices and the use of certain trading arrangements by Company insiders;
◾	avoid embarrassing proxy disclosure of reporting violations by persons subject to Section 16 of the Exchange Act;
◾	avoid the appearance of impropriety on the part of those employed by, or associated with, the Company;
◾	protect the Company from controlling person liability; and
◾	protect the reputation of the Company, its directors and its employees.

As detailed below, this policy applies to family members and certain other persons and entities with whom directors and employees have relationships. While the provisions in Sections 2 and 3 of this policy are not applicable to transactions by the Company itself, transactions by the Company will only be made in accordance with applicable U.S. federal securities laws, including those relating to insider trading.

1.2What Type of Information is “Material”?

Information concerning the Company is considered material if there is a substantial likelihood that a reasonable stockholder would consider the information important in making an investment decision with respect to the Company’s securities. In other words, there must be a substantial likelihood that a reasonable stockholder would view the information as having significantly altered the “total mix” of information available about the Company. Material information can include positive or negative information about the Company. Information concerning any of the following items listed below, or the Company’s plans with respect to any of these items, would often be considered material. Please note that the following list is illustrative only and is not intended to provide a comprehensive list of circumstances that could give rise to material information.

◾	the Company’s liquidity, cash burn rate, revenues, earnings, or losses (including forecasts);
◾	a merger or acquisition involving the Company;
◾	a change in management or the Board;
◾	the public or private sale of a significant amount of securities of the Company;
◾	the establishment of a program to repurchase securities of the Company;
◾	a stock split;
◾	a default on outstanding debt of the Company or a bankruptcy filing;
◾	a new product release or a significant development, invention or discovery;
◾	information concerning significant U.S. Food and Drug Administration actions, communications or interactions or other significant regulatory developments, including a clinical hold or product recall;
◾	a significant licensing, collaboration or similar agreement, or serious discussions regarding such an agreement;
◾	information concerning the Company’s ongoing and planned clinical trials or significant preclinical studies, including the timing of such trials and studies, significant results or data from such trials or studies, and status or progress of enrollment in clinical trials;
◾	the loss, delay or gain of a significant contract, sale or order or other important development regarding customers, collaborators, or suppliers;
◾	a significant operational issue or investigation of a potential such issue, including cybersecurity incidents;

◾	any litigation or dispute to which the Company may be a party;
◾	a conclusion by the Company or a notification from its independent auditor that any of the Company’s previously issued financial statements should no longer be relied upon; or
◾	a change in or dispute with the Company’s independent auditor.
1.3When is Information “Nonpublic”?

Information concerning the Company is considered nonpublic if it has not been disseminated in a manner making it available to investors generally.

Information will generally be considered nonpublic unless (1) the information has been disclosed in a broadly disseminated press release, in a public filing made with the SEC (such as a Report on Form 10-K, Form 10-Q or Form 8-K), or posted on the Company’s website or on one of the Company’s social media pages, and (2) a sufficient amount of time has passed so that the information has had an opportunity to be digested by the marketplace.

1.4Periodic Certification by Directors and Employees

All directors and employees will periodically certify their receipt, understanding and current and future compliance with this insider trading policy (including any amendment thereto), with the form and timing of such certification determined by the Company’s Chief Operating Officer or Chief Legal Officer, as applicable, or the Company’s outside counsel.

2.	PROHIBITIONS RELATING TO TRANSACTIONS IN THE COMPANY’S SECURITIES
2.1Covered Persons. This Section 2 applies to:
◾	all directors;
◾	all employees;
◾	all family members of directors and employees who share the same address as, or are financially dependent on, the director or employee and any other person who shares the same address as the director or employee (other than (x) an employee or tenant of the director or employee or (y) another unrelated person whom the Chief Operating Officer or Chief Legal Officer, as applicable, determines should not be covered by this policy); and
◾	all corporations, limited liability companies, partnerships, trusts or other entities controlled by any of the above persons, unless the entity has implemented policies or procedures designed to ensure that such person cannot influence transactions by the entity involving Company securities.

2.2Prohibition on Trading While Aware of Material Nonpublic Information.
(a)Prohibited Activities. Except as provided in Section 4, no person or entity covered by Section 2 may:
◾	purchase, sell or donate any securities of the Company while he or she is aware of any material nonpublic information concerning the Company or recommend to another person that they do so;
◾	tip or otherwise disclose to any other person any material nonpublic information concerning the Company if such person may misuse that information, such as by purchasing or selling Company securities or tipping that information to others;
◾	purchase, sell or donate any securities of another company while he or she is aware of any material nonpublic information concerning such other company which he or she learned in the course of his or her service as a director or employee of the Company or recommend to another person that they do so; or
◾	tip or otherwise disclose to any other person any material nonpublic information concerning another company which he or she learned in the course of his or her service as a director or employee of the Company if such person may misuse that information, such as by purchasing or selling securities of such other company or tipping that information to others.
(b)Application of Policy After Cessation of Service. If a person ceases to be a director or employee of the Company at a time when he or she is aware of material nonpublic information concerning the Company, the prohibition on purchases, sales or donations of Company securities in Section 2.2(a) shall continue to apply to such person until that information has become public or is no longer material.
2.3Prohibition on Pledges. No person or entity covered by this Section 2 may purchase Company securities on margin, borrow against Company securities held in a margin account, or pledge Company securities as collateral for a loan. However, an exception may be granted in extraordinary situations where a person wishes to pledge Company securities as collateral for a loan (other than a margin loan) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge Company securities as collateral for a loan must submit a request for approval to the Chief Financial Officer, Chief Operating Officer or the Chief Legal Officer. In addition, any such request by a director or executive officer must also be reviewed and approved by the Audit Committee.
2.4Prohibition on Short Sales, Derivative Transactions and Hedging Transactions. No person or entity covered by this Section 2 may engage in any of the following types of transactions with respect to Company securities:
◾	short sales, including short sales “against the box”; or

◾	purchases or sales of puts, calls or other derivative securities; or
◾	purchases of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities.
3.	ADDITIONAL PROHIBITIONS APPLICABLE TO DIRECTORS, EXECUTIVE OFFICERS AND DESIGNATED EMPLOYEES
3.1Covered Persons. This Section 3 applies to:
◾	all directors;
◾	all executive officers;
◾	such other employees as are designated from time to time by the Board of directors, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer or the Chief Legal Officer as being subject to this Section 3 (the “Designated Employees”);
◾	all family members of directors, executive officers and Designated Employees who share the same address as, or are financially dependent on, the director, executive officer or Designated Employee and any other person who shares the same address as the director, executive officer or Designated Employee (other than (x) an employee or tenant of the director, executive officer or Designated Employee or (y) another unrelated person whom the Chief Operating Officer or Chief Legal Officer, as applicable, determines should not be covered by this policy); and
◾	all corporations, limited liability companies, partnerships, trusts or other entities controlled by any of the above persons, unless the entity has implemented policies or procedures designed to ensure that such person cannot influence transactions by the entity involving Company securities.
3.2Blackout Periods.
(a)Regular Blackout Periods. Except as provided in Section 4, no person or entity covered by this Section 3 may purchase, sell or donate any securities of the Company during the period beginning on the last day of the fiscal quarter and ending upon the completion of the second full trading day after the public announcement of earnings for such quarter (a “regular blackout period”).
(b)Corporate News Blackout Periods. The Company may from time to time notify directors, executive officers and other specified employees that a blackout period (a “corporate news blackout period”) is in effect in view of significant events or developments involving the Company. In such event, except as provided in Section 4, no such individual may purchase, sell or donate any securities of the Company during such corporate news blackout period or inform anyone else that a corporate news blackout period is in effect. In this policy, regular blackout periods and corporate news blackout periods are each referred to as a “blackout period.”
(c)Awareness of Material Non-Public Information when a Blackout Period is Not in Effect. Even if no blackout period is then in effect, if a person is aware of material nonpublic information, the prohibitions contained in Section 2.2(a) apply.
3.3Notice and Pre-Clearance of Transactions.
(a)Pre-Transaction Clearance. No person or entity covered by this Section 3 (a “Pre-Clearance Person”) may purchase, sell, donate, transfer or otherwise acquire or dispose of securities of the Company, either directly or indirectly, other than in a transaction permitted under Section 4, without first obtaining written pre-clearance of the transaction from the Chief Operating Officer or Chief Legal Officer (or his or her designee); provided that in the case of the Chief Operating Officer or Chief Legal Officer, such individual must first obtain written pre-clearance of the transaction from the Chief Financial Officer (or his or her designee). A request for pre-clearance may be in writing (including by e-mail), should be made at least two business days in advance of the proposed transaction and should include the identity of the Pre-Clearance Person, the type of proposed transaction (e.g., an open market purchase, a privately negotiated sale, a stock option exercise, etc.), the proposed date of the transaction and the number of shares or stock options to be involved. In addition, the Pre-Clearance Person must execute a certification (in the form approved by the Chief Operating Officer or Chief Legal Officer, as applicable, and which may be included as part of the pre-clearance request or separately) that such Pre-Clearance Person is not aware of material nonpublic information about the Company. The Chief Legal Officer (or his or her designee) shall have sole discretion to decide whether to clear any contemplated transaction (other than a transaction by the Chief Operating Officer or Chief Legal Officer, as applicable, in which case, the Chief Executive Officer, President or Chief Financial Officer (or, in each case, his or her respective designee) shall have sole discretion to decide whether to clear transactions by the Chief Operating Officer or Chief Legal Officer, as applicable). All transactions that are pre-cleared must be effected within three business days of receipt of the pre-clearance unless a shorter period has been specified by the individual authorized to pre-clear such transaction. A pre-cleared transaction (or any portion of a pre-cleared transaction) that has not been effected during the three business day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of material non-public information or becomes subject to a blackout period before the transaction is effected, the transaction must not be completed, and the Pre-Clearance Person shall immediately cancel any outstanding trade orders.
(b)Post-Transaction Notice. Each person or entity covered by this Section 3 who is subject to reporting obligations under Section 16 of the Exchange Act shall also notify the Chief Legal Officer, Chief Operating Officer and the Chief Financial Officer (or their respective designees) of the occurrence of any purchase, sale, donation, transfer, or other acquisition or disposition of securities of the Company as soon as possible following the transaction, but in any event within one business day after the transaction. Such notification may be oral or in writing (including by e-mail) and should include the identity of the covered person, the type of transaction, the date of the transaction, the number of shares involved, the purchase or sale price, and whether the transaction was effected pursuant to a contract, instruction or written plan that is intended either to satisfy the affirmative defense conditions of Rule 10b5-1(c) or to constitute a non-Rule 10b5-1 trading arrangement (as defined in Item 408(c) of Regulation S-K).
(c)Deemed Time of a Transaction. For purposes of this Section 3.3, a purchase, sale, donation, transfer, or other acquisition or disposition shall be deemed to occur at the time the person becomes irrevocably committed to it (for example, in the case of an open market purchase or sale, this occurs when the trade is executed, not when it settles).
4.	Exceptions.
4.1The prohibitions in Sections 2.2(a) and 3.2 on purchases, sales and donations of Company securities do not apply to:
◾	exercises of stock options or other equity awards for cash payment of the exercise price, or the surrender of shares to the Company in order to pay the exercise price or to satisfy tax withholding obligations, in each case in a manner permitted by the applicable equity award agreement; provided, however, that the securities so acquired may not be sold (either outright or in connection with a “cashless” exercise transaction through a broker) while the employee or director is aware of material nonpublic information or during an applicable blackout period (as defined in Section 2.3(b));
◾	acquisitions or dispositions of Company common stock under the Company’s 401(k) plan or other individual account plan that are made pursuant to standing instructions, in a form approved by the Company, not entered into or modified while the employee or director is aware of material nonpublic information or during an applicable blackout period;
◾	other purchases of securities from the Company (including purchases under the Company’s Employee Stock Purchase Plan pursuant to standing instructions in a form approved by the Company) or sales of securities to the Company; provided, however, that if the transaction involves the exercise of stock options or other equity awards, the securities so acquired may not be sold (either outright or in connection with a “cashless” exercise transaction through a broker) while the employee or director is aware of material nonpublic information or during an applicable blackout period (as defined in Section 3.2);
◾	bona fide gifts that are approved in advance by the Company;
◾	purchases, sales or donations made pursuant to a binding contract, written plan or specific instruction which satisfies the applicable affirmative defense conditions of Rule 10b5-1(c), including as applicable the requirements applicable to an eligible sell-to-cover transaction as defined in Rule 10b5-1(c)(1)(ii)(D)(3), or for which the affirmative defense is available under Rule 10b5-1(c) because such plan was adopted prior to February 27, 2023, met the affirmative defense conditions in effect at the time of adoption, and was not modified or changed on or after February 27, 2023 (a “trading plan”); provided such trading plan: (1) is in writing and (2) was submitted to the Company for review prior to its adoption; and
◾	purchases, sales or donations made pursuant to a binding contract, written plan or specific instruction which satisfies the definition of a “non-Rule 10b5-1 trading arrangement” as such term is defined in Item 408(c) of Regulation S-K, provided such non-Rule 10b5-1 trading arrangement: (1) is in writing and (2) was submitted to the Company for review prior to its adoption.
4.2Partnership Distributions. Nothing in this policy is intended to limit the ability of a venture capital partnership or other similar entity with which a director is affiliated to distribute Company securities to its partners, members or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws.
4.3Underwritten Public Offering. Nothing in this policy is intended to limit the ability of any person to sell Company securities as a selling stockholder in an underwritten public offering pursuant to an effective registration statement in accordance with applicable securities law.
5.	REGULATION BTR

If the Company is required to impose a “pension fund blackout period” under Regulation BTR, each director and executive officer shall not, directly or indirectly sell, purchase or otherwise transfer during such blackout period any equity securities of the Company acquired in connection with his or her service as a director or officer of the Company, except as permitted by Regulation BTR.

6.	penalties for VIOLATION

Violation of any of the foregoing rules is grounds for disciplinary action by the Company, including termination of employment. In addition to any disciplinary actions the Company may take, insider trading can also result in administrative, civil or criminal proceedings which can result in significant fines and civil penalties, being barred from service as an officer or director of a public company, or imprisonment.

7.	company assistance and EDUCATION
7.1Education. The Company shall take reasonable steps designed to ensure that all directors and employees of the Company are educated about, and periodically reminded of, the federal securities law restrictions and Company policies regarding insider trading.
7.2Assistance. The Company shall provide reasonable assistance to all directors and executive officers, as requested by such directors and executive officers, in connection with the filing of Forms 3, 4 and 5 under Section 16 of the Exchange Act. However, the ultimate responsibility, and liability, for timely filing remains with the directors and executive officers.

7.3Limitation on Liability. None of the Company, the Chief Financial Officer, the Chief Operating Officer, the Chief Legal Officer or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a trading plan submitted pursuant to Section 4.1, a request for pre-clearance submitted pursuant to Section 3.3(a) or a request to allow a pledge submitted pursuant to Section 2.3. Notwithstanding any review of a trading plan pursuant to Section 4.1 or pre-clearance of a transaction pursuant to Section 3.3(a), none of the Company, the Chief Financial Officer, the Chief Operating Officer, the Chief Legal Officer or the Company’s other employees assumes any liability for the legality or consequences of such trading plan or transaction to the person engaging in or adopting such trading plan or transaction.

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Certification

I do hereby certify that:

1.I have received and carefully read the Insider Trading Policy of Xilio Therapeutics, Inc.

2.I understand the Insider Trading Policy.

3.I have complied and will continue to comply with the terms of the Insider Trading Policy.

Date:

(Signature)

Name:

EACH EMPLOYEE, OFFICER AND DIRECTOR IS REQUIRED TO SIGN, DATE AND RETURN THIS CERTIFICATION TO THE LEGAL DEPARTMENT.  FAILURE TO DO SO MAY RESULT IN DISCIPLINARY ACTION.